Exhibit 99.1

Norwegian Cruise Line Holdings Reports Financial Results for the First Quarter 2017

Company Reports Record First Quarter Revenue of $1.2 Billion

Strong Operating Environment Results in an Increase of Full Year Guidance

Norwegian Joy, Custom-Built Ship for China, Joins Fleet

MIAMI, May 10, 2017 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (Nasdaq:NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company,”) today reported financial results for the first quarter ended March 31, 2017, and provided guidance for the second quarter and full year 2017.

Highlights

  The Company generated GAAP net income of $61.9 million or EPS of $0.27 compared to $73.2 million or $0.32 in the prior year.  Adjusted Net Income was $91.2 million or Adjusted EPS of $0.40 compared to $86.7 million or $0.38 in the prior year.

  Total revenue increased 6.8% to $1.2 billion. Gross Yield increased 5.7%.  Adjusted Net Yield increased 5.5% on a Constant Currency basis.

  2017 full year Adjusted Net Yield growth guidance on a Constant Currency basis increased 100 basis points to 2.75%.

  The Company expects to generate record earnings for full year 2017 and has increased its outlook, with Adjusted EPS now expected to be in the range of $3.79 to $3.89.

“2017 is off to a solid start with strong first quarter results which include record revenue of $1.2 billion for the quarter," said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings Ltd.  "The operating environment has remained favorable with strong close-in demand for Caribbean sailings and strength in onboard revenue driving topline growth above expectations," continued Del Rio.

First Quarter 2017 Results

GAAP net income was $61.9 million or EPS of $0.27 compared to $73.2 million or $0.32 in the prior year.  The Company generated Adjusted Net Income of $91.2 million or Adjusted EPS of $0.40 compared to $86.7 million or $0.38 in the prior year.

Revenue increased 6.8% to $1.2 billion compared to $1.1 billion in 2016.  This increase was primarily attributed to the addition of Oceania Cruises’ Sirena and Regent’s Seven Seas Explorer to the fleet, partially offset by five Dry-docks during the period along with an increase in Net Yield due to strength in ticket pricing and higher onboard and other revenue.  Gross Yield increased 5.7% while Adjusted Net Yield improved 5.5% on a Constant Currency basis and 4.9% on an as reported basis.

Gross Cruise Cost increased 7.9% compared to 2016 due to an increase in total cruise operating expense and marketing, general and administrative expenses.  Gross Cruise Costs per Capacity Day increased 6.8%.  Adjusted Net Cruise Cost Excluding Fuel per Capacity Day increased 5.8% on both a Constant Currency and as reported basis primarily due to an increase in maintenance and repairs including Dry-dock and crew payroll and related costs.

Fuel price per metric ton, net of hedges increased 3.4% to $453 from $438 in 2016.  The Company reported fuel expense of $88.9 million in the period.  In addition, a loss of $0.4 million was recorded in other expense in 2017 related to the ineffective portion of the Company’s fuel hedge portfolio due to market volatility.

Interest expense, net decreased to $53.0 million in 2017 from $59.8 million in 2016 reflecting a decrease in average debt outstanding partially offset by an increase in LIBOR rates.

Other income (expense), net was an expense of $2.8 million in 2017 compared to income of $2.8 million in 2016.  In 2017, the expense was primarily related to losses on foreign currency exchange and unrealized and realized losses on derivatives.  In 2016, the income was primarily related to unrealized gains on derivatives partially offset by realized losses on derivatives and losses on foreign currency exchange.

Company Outlook

“A strong end to the most successful Wave season in recent history resulted in a meaningful improvement in our full year booked position, with both occupancy and pricing now well ahead of prior year,” said Wendy Beck, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd. “I am pleased to report that the strong performance witnessed in our core markets and reflected in first quarter results also extended to our booked business in future quarters, allowing us to increase our full year Adjusted EPS and Adjusted Net Yield growth guidance.  This positive momentum has been partially offset by recent  uncertainties in Norwegian Joy’s Chinese source market caused by the South Korea travel restriction.  Taking all factors into account, we are on track to deliver another year of solid financial performance and double-digit Adjusted EPS growth.”

2017 Guidance and Sensitivities

In addition to announcing the results for the first quarter, the Company also provided guidance for the second quarter and full year 2017, along with accompanying sensitivities. The Company does not provide guidance on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2017 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort.

	Second Quarter 2017		Full Year 2017
	As Reported	Constant Currency	As Reported	Constant Currency
Adjusted Net Yield	Approx. 4.75%	Approx. 5.5%	Approx. 2.25%	Approx. 2.75%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	Approx. 2.75%	Approx. 2.75%	Approx. 1.5%	Approx. 1.5%
Adjusted EPS	Approx. $0.95		$3.79 to $3.89
Adjusted Depreciation and Amortization (1)	$114 to $118 million		Approx. $475 million
Adjusted Interest Expense, net	Approx. $65 million		Approx. $247 million
Effect on Adjusted EPS of a 1% change in Adjusted Net Yield (2)	$0.05		$0.14 (3)
Effect on Adjusted EPS of a 1% change in Adjusted Net Cruise Cost Excluding Fuel per Capacity Day (2)	$0.02		$0.07 (3)

(1) Excludes $7.6 million and $30.3 million of amortization of intangible assets related to the Acquisition of Prestige in the second quarter and full year 2017, respectively.
(2) Based on midpoint of guidance.
(3) For the remaining quarters of 2017.

The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Second Quarter 2017	Full Year 2017
Fuel consumption in metric tons	185,000	780,000

Fuel price per metric ton, net of hedges	$450	$440

Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.01	$0.04 (1)

(1) For the remaining quarters of 2017.

As of March 31, 2017, the Company had hedged approximately 78%, 66%, 49% and 18% of its total projected metric tons of fuel consumption for the remainder of 2017, 2018, 2019 and 2020, respectively.  The following table provides amounts hedged and price per barrel of heavy fuel oil (“HFO”) and marine gas oil (“MGO”) which are hedged utilizing U.S. Gulf Coast 3% (“USGC”) and Brent, respectively.

	Remainder of 2017	2018	2019	2020
% of HFO Consumption Hedged	83%	78%	56%	50%
Average USGC Price / Barrel	$ 60.15	$ 53.02	$ 47.82	$ 39.50
% of MGO Consumption Hedged	67%	23%	23%	-
Average Brent Price / Barrel	$ 41.11	$ 46.50	$ 49.25	-

The following reflects the foreign currency exchange rates the Company used in its Second Quarter and Full Year 2017 guidance.

	Current Guidance - May	Prior Guidance - February
Euro	$1.09	$1.07
British pound	$1.29	$1.26
Australian Dollar	$0.77	$0.76
Canadian Dollar	$0.75	$0.77

Future capital commitments consist of contracted commitments, including ship construction contracts, and future expected capital expenditures necessary for operations as well as our ship refurbishment projects. As of March 31, 2017, excluding Project Leonardo, our anticipated capital expenditures were $1.1 billion for the remainder of 2017, $1.3 billion for the year ending December 31, 2018 and $1.2 billion for the year ending December 31, 2019, of which the Company has export credit financing in place for the expenditures related to ship construction contracts of $0.8 billion for the remainder of 2017, $0.7 billion for 2018 and $0.6 billion for 2019.

Project Leonardo will introduce an additional four ships with expected delivery dates through 2025 with an option to introduce two additional ships for delivery in 2026 and 2027, subject to certain conditions. These four ships are each approximately 140,000 Gross Tons with approximately 3,300 Berths. The contract price for each of the additional four ships is approximately €800.0 million or $852.2 million based on the exchange rate as of March 31, 2017. For ships expected to be delivered after 2023, the contract price is subject to adjustment under certain circumstances. The additional anticipated capital expenditures for these ships were $70.8 million for the remainder of 2017, $5.2 million for the year ending December 31, 2018 and $6.4 million for the year ending December 31, 2019, of which we have export credit financing in place for the expenditures related to ship construction contracts of $54.5 million for 2018.

Company Updates and Other Business Highlights

Company Receives Approval to Sail to Cuba in 2018

The Company made history this spring as the first major U.S. cruise operator to have its full portfolio of brands sail their maiden voyage to Cuba. In addition to existing itineraries to Cuba in 2017, the Company announced approval from the government of the Republic of Cuba to operate cruises to Cuba in 2018 with 56 voyages across all three brands.

Share Repurchase Program Extended Through April 2020

The Company’s Board of Directors extended its three-year, $500 million share repurchase program, which was originally scheduled to expire on April 29, 2017, through April 29, 2020.  The Company’s primary focus will continue to be the strengthening of its balance sheet by deleveraging, and the extension of its share repurchase program will provide continued flexibility to strategically repurchase shares at attractive levels should the opportunity materialize.  The Company may repurchase its ordinary shares from time to time, in amounts, at prices and at such times as it deems appropriate, subject to market conditions and other considerations. The Company may make repurchases in the open market, in privately negotiated transactions, in accelerated repurchase programs or in structured share repurchase programs, and any repurchases may be made pursuant to Rule 10b5-1 plans. The program will be conducted in compliance with applicable legal requirements and will be subject to market conditions and other factors. As of May 10, 2017, there was $263.5 million remaining available for repurchases under the share repurchase program.

Company Releases 2016 Environmental Report

The Company released its 2016 Environmental Report and unveiled its global environmental program, ‘Sail & Sustain’.  This encompassing program highlights the Company’s progress on its global environmental initiatives as well as the Company’s environmental objectives, which include increasing sustainable sourcing, minimizing landfill waste, investing in emerging technologies, and reducing CO2 emissions.

Update on The Norwegian Edge™

In March, Norwegian Jade sailed into her seasonal homeport of Tampa as an essentially new vessel, following a three-week Dry-dock.  She received enhancements to every part of the onboard experience, from two brand new restaurants and two new bars and lounges, updated design and décor in many public spaces, and a refurbishment of all staterooms.  Additionally, in February, Norwegian Pearl sailed into her seasonal homeport of Miami following a two week Dry-dock where every stateroom and many of the ship’s public areas were revitalized to provide a fresh, modern look.  These extensive renovations are a part of The Norwegian Edge™, an investment program that sets a high standard of excellence for the Norwegian Cruise Line brand, encompassing the entire guest experience.

Delivery of Norwegian Joy

On April 27, the Company took delivery of Norwegian Joy, the Company’s custom-designed ship for the Chinese cruise market, from MEYER WERFT during an onboard ceremony in Bremerhaven, Germany.   At 167,775 Gross Tons and accommodating 3,883 guests, Norwegian Joy is the second ship in the line’s Breakaway Plus Class and features an innovative design with amenities tailored to provide a “First Class at Sea” experience for Chinese guests with the elements of freedom and flexibility that Norwegian Cruise Line has become known for across the globe. After delivery, Norwegian Joy set sail for China, where she will be showcased through a grand inaugural port tour, which will be followed by the ship’s christening ceremony on June 27, led by her Godfather, ‘King of Chinese Pop’, Wang Leehom. The spectacular inaugural celebration in Shanghai will include an exclusive concert and overnight cruise for honored guests.

Launched Partnership with Alibaba Group

The Company recently announced the launch of a new partnership with Alibaba Group which will leverage Norwegian’s expertise in providing exceptional vacation experiences and its innovative and award-winning cruise offerings along with Alibaba’s unparalleled insights into the wants and needs of the Chinese consumer to deliver the cruise industry’s most-customized product for the local Chinese market.  Utilizing Alibaba’s expansive ecosystem for engaging consumers, the two companies will look to further increase the awareness in China of the unique offerings of a cruise vacation.  The companies plan to make cruising the preferred vacation choice among Chinese travelers in what is forecasted to become the cruise industry’s second-largest source market.  The companies will also collaborate to provide Alibaba customers with new and unique online-to-offline (O2O) experiences at sea across Norwegian’s China-based and global fleet.

Conference Call

The Company has scheduled a conference call for Wednesday, May 10, 2017 at 11:00 a.m. Eastern Time to discuss first quarter results.  A link to the live webcast can be found on the Company’s Investor Relations website at www.nclhltdinvestor.com. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (Nasdaq:NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands.

With a combined fleet of 25 ships with approximately 50,400 berths, these brands offer itineraries to more than 510 destinations worldwide. The Company will introduce seven additional ships through 2025, and has an option to introduce two additional ships for delivery in 2026 and 2027.

Norwegian Cruise Line is the innovator in cruise travel with a 50-year history of breaking the boundaries of traditional cruising.  Most notably, Norwegian revolutionized the cruise industry by offering guests the freedom and flexibility to design their ideal cruise vacation on their schedule. Today, Norwegian invites guests to enjoy a relaxed, resort style cruise vacation on some of the newest and most contemporary ships at sea with a wide variety of accommodation options, including The Haven by Norwegian®, a luxury enclave with suites, private pools and dining, concierge service and personal butlers. Oceania Cruises offers an unrivaled vacation experience renowned for the finest cuisine at sea and destination-rich itineraries that span the globe. Expertly crafted voyages aboard designer-inspired, intimate ships call on ports across Europe, Asia, Africa, Australia, New Zealand, the South Pacific and the Americas. Celebrating its 25th anniversary in 2017, Regent Seven Seas Cruises offers the industry’s most inclusive luxury experience aboard its all-suite fleet. A voyage with Regent Seven Seas Cruises includes round-trip air, highly personalized service, exquisite cuisine, fine wines and spirits, unlimited internet access, sightseeing excursions in every port, gratuities, ground transfers, a pre-cruise hotel package for guests staying in concierge-level suites and higher and beginning in summer 2017, business class air will be provided for all roundtrip air originating from the U.S. and Canada.

Terminology

Acquisition of Prestige. In November 2014, pursuant to the Merger Agreement, we acquired Prestige in a cash and stock transaction for total consideration of $3.025 billion, including the assumption of debt.

Adjusted Depreciation and Amortization.  Depreciation and amortization adjusted to exclude amortization of intangible assets related to the Acquisition of Prestige.

Adjusted EBITDA.  EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income divided by the number of diluted weighted-average shares outstanding.

Adjusted Interest Expense.  Interest expense adjusted to exclude write-offs of deferred financing fees related to the refinancing of certain of our credit facilities.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income.   Net income adjusted for supplemental adjustments.

Adjusted Net Revenue. Net Revenue adjusted for supplemental adjustments.

Adjusted Net Yield.  Net Yield adjusted for supplemental adjustments.

Berths.  Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Breakaway Class Ships. Norwegian Breakaway and Norwegian Getaway.

Breakaway Plus Class Ships. The next generation of ships which are similar in design and innovation to Breakaway Class Ships.

Capacity Days.  Available Berths multiplied by the number of cruise days for the period.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA.  Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted earnings per share.

Explorer Class Ships. Regent’s Seven Seas Explorer and a second ship on order.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost.  The sum of total cruise operating expense and marketing, general and administrative expense.

Gross Tons. A unit of enclosed passenger space on a cruise ship, such that one gross ton = 100 cubic feet or 2.831 cubic meters.

Gross Yield.  Total revenue per Capacity Day.

Merger Agreement. Agreement and Plan of Merger, dated as of September 2, 2014, by and among Prestige, NCLH, Portland Merger Sub, Inc. and Apollo Management, L.P., as amended, for the Acquisition of Prestige.

Net Cruise Cost.  Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel.  Net Cruise Cost less fuel expense.

Net Revenue. Total revenue less commissions, transportation and other expense and onboard and other expense.

Net Yield. Net Revenue per Capacity Day.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days.  The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Project Leonardo. The next generation of ships for our Norwegian brand.

Shipboard Retirement Plan. An unfunded defined benefit pension plan for certain crew members which computes benefits based on years of service, subject to certain requirements.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Revenue, Adjusted Net Revenue, Net Yield, Adjusted Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, to enable us to analyze our performance. See “Terminology” for the definitions of these non-GAAP financial measures. We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that they are the most relevant measures of our revenue performance because they reflect the revenue earned by us net of significant variable costs. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, euro and Australian dollar, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Revenue and Adjusted Net Yield, which exclude certain business combination accounting entries, are non-GAAP financial measures that we believe are useful as supplemental measures in evaluating the performance of our operating business and provide greater transparency into our results of operations. Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income and EPS. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Revenue, Adjusted Net Yield, Adjusted Net Income, and Adjusted EPS may not be indicative of future adjustments or results.  For example, for the year ended December 31, 2016, we incurred $28.0 million of amounts related to the extinguishment of debt and $11.2 million of deferred financing fees due to the refinancing of certain credit facilities. We included these as adjustments in the reconciliation of Adjusted Net Income since these amounts are not representative of our day-to-day operations and we have included similar adjustments in prior periods;  however, these adjustments did not occur and are not included in the periods presented within this release.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this release constitute forward-looking statements within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects and objectives of management for future operations (including expected fleet additions, development plans, objectives relating to our activities and expected performance in new markets), are forward-looking statements. Many, but not all, of these statements can be found by looking for words like "expect," "anticipate," "goal," "project," "plan," "believe," "seek," "will," "may," "forecast," "estimate," "intend," "future," and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse general economic and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; adverse events impacting the security of travel, such as terrorist acts, armed conflict and threats thereof, acts of piracy, and other international events; the risks and increased costs associated with operating internationally; our expansion into and investments in new markets; breaches in data security or other disturbances to our information technology and other networks; the spread of epidemics and viral outbreaks; adverse incidents involving cruise ships; changes in fuel prices and/or other cruise operating costs; an impairment of our tradenames or goodwill which could adversely affect our financial condition and operating results; our hedging strategies; our inability to obtain adequate insurance coverage; our substantial indebtedness, including the ability to raise additional capital to fund our operations, and to generate the necessary amount of cash to service our existing debt; restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business; the significant portion of our assets pledged as collateral under our existing debt agreements and the ability of our creditors to accelerate the repayment of our indebtedness; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; fluctuations in foreign currency exchange rates; overcapacity in key markets or globally; our inability to recruit or retain qualified personnel or the loss of key personnel; future changes relating to how external distribution channels sell and market our cruises; our reliance on third parties to provide hotel management services to certain ships and certain other services; delays in our shipbuilding program and ship repairs, maintenance and refurbishments; future increases in the price of, or major changes or reduction in, commercial airline services; seasonal variations in passenger fare rates and occupancy levels at different times of the year; our ability to keep pace with developments in technology; amendments to our collective bargaining agreements for crew members and other employee relation issues; the continued availability of attractive port destinations; pending or threatened litigation, investigations and enforcement actions; changes involving the tax and environmental regulatory regimes in which we operate; and other factors set forth under "Risk Factors" in our most recently filed Annual Report on Form 10-K and subsequent filings by the Company with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2017	2016

Revenue
Passenger ticket	$786,694	$740,112
Onboard and other	364,087	337,520
Total revenue	1,150,781	1,077,632
Cruise operating expense
Commissions, transportation and other	194,140	175,437
Onboard and other	68,411	63,965
Payroll and related	192,636	177,143
Fuel	88,886	81,672
Food	46,178	51,003
Other	129,547	115,261
Total cruise operating expense	719,798	664,481
Other operating expense
Marketing, general and administrative	192,044	180,574
Depreciation and amortization	119,205	101,295
Total other operating expense	311,249	281,869
Operating income	119,734	131,282
Non-operating income (expense)
Interest expense, net	(52,960)	(59,754)
Other income (expense), net	(2,815)	2,805
Total non-operating income (expense)	(55,775)	(56,949)
Net income before income taxes	63,959	74,333
Income tax expense	(2,049)	(1,104)
Net income	$61,910	$73,229

Weighted-average shares outstanding
Basic	227,468,526	227,239,533
Diluted	228,555,952	228,112,035

Earnings per share
Basic	$0.27	$0.32
Diluted	$0.27	$0.32

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2017	2016

Net income	$61,910	$73,229
Other comprehensive income:
Shipboard Retirement Plan	105	108
Cash flow hedges:
Net unrealized gain (loss)	(7,283)	70,450
Amount realized and reclassified into earnings	9,705	34,550
Total other comprehensive income	2,527	105,108
Total comprehensive income	$64,437	$178,337

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
	March 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$219,789	$128,347
Accounts receivable, net	47,949	63,215
Inventories	71,439	66,255
Prepaid expenses and other assets	149,174	153,276
Total current assets	488,351	411,093
Property and equipment, net	10,149,166	10,117,689
Goodwill	1,388,931	1,388,931
Tradenames	817,525	817,525
Other long-term assets	232,278	238,673
Total assets	$13,076,251	$12,973,911
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$531,778	$560,193
Accounts payable	71,123	38,002
Accrued expenses and other liabilities	531,375	541,753
Advance ticket sales	1,372,483	1,172,870
Total current liabilities	2,506,759	2,312,818
Long-term debt	5,644,175	5,838,494
Other long-term liabilities	300,035	284,873
Total liabilities	8,450,969	8,436,185
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $.001 par value; 490,000,000 shares authorized; 233,216,457 shares issued and 227,904,496 shares outstanding at March 31, 2017 and 232,555,937 shares issued and
227,243,976 shares outstanding at December 31, 2016	232	232
Additional paid-in capital	3,911,085	3,890,119
Accumulated other comprehensive income (loss)	(311,946)	(314,473)
Retained earnings	1,265,166	1,201,103
Treasury shares (5,311,961 ordinary shares at March 31, 2017 and December 31, 2016, at cost)	(239,255)	(239,255)
Total shareholders' equity	4,625,282	4,537,726
Total liabilities and shareholders' equity	$13,076,251	$12,973,911

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2017	2016
Cash flows from operating activities
Net income	$61,910	$73,229
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization expense	121,593	104,686
Loss (gain) on derivatives	406	(11,948)
Deferred income taxes, net	1,186	158
Provision for bad debts and inventory	323	575
Share-based compensation expense	18,203	15,245
Changes in operating assets and liabilities:
Accounts receivable, net	14,943	(1,042)
Inventories	(5,184)	(4,360)
Prepaid expenses and other assets	(9,473)	(5,390)
Accounts payable	27,423	2,750
Accrued expenses and other liabilities	(19,321)	7,572
Advance ticket sales	222,935	148,621
Net cash provided by operating activities	434,944	330,096
Cash flows from investing activities
Additions to property and equipment, net	(117,777)	(132,027)
Settlement of derivatives	-	(1,167)
Net cash used in investing activities	(117,777)	(133,194)
Cash flows from financing activities
Repayments of long-term debt	(465,237)	(308,248)
Proceeds from long-term debt	236,000	204,000
Proceeds from employee related plans	9,466	3,148
Net share settlement of restricted share units	(4,550)	-
Purchases of treasury shares	-	(49,999)
Deferred financing fees and other	(1,404)	(6,873)
Net cash used in financing activities	(225,725)	(157,972)
Net increase in cash and cash equivalents	91,442	38,930
Cash and cash equivalents at beginning of the period	128,347	115,937
Cash and cash equivalents at end of the period	$219,789	$154,867

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

		Three Months Ended
		March 31,
		2017	2016

Passengers carried		528,354	551,475
Passenger Cruise Days		4,230,518	4,285,294
Capacity Days		4,030,616	3,990,942
Occupancy Percentage		105.0%	107.4%

Net Revenue, Adjusted Net Revenue, Gross Yield, Net Yield and Adjusted Net Yield were calculated as follows (in thousands, except Capacity Days and Yield data):

	Three Months Ended
	March 31,
		2017
		Constant
	2017	Currency	2016

Passenger ticket revenue	$786,694	$794,507	$740,112
Onboard and other revenue	364,087	364,087	337,520
Total revenue	1,150,781	1,158,594	1,077,632
Less:
Commissions, transportation
and other expense	194,140	196,518	175,437
Onboard and other expense	68,411	68,411	63,965
Net Revenue	888,230	893,665	838,230
Non-GAAP Adjustment:
Deferred revenue (1)	-	-	460
Adjusted Net Revenue	$888,230	$893,665	$838,690

Capacity Days	4,030,616	4,030,616	3,990,942

Gross Yield	$285.51	$287.45	$270.02
Net Yield	$220.37	$221.72	$210.03

Adjusted Net Yield	$220.37	$221.72	$210.15

(1) Reflects deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)
Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended
	March 31,
		2017
		Constant
	2017	Currency	2016
Total cruise operating expense	$719,798	$721,967	$664,481
Marketing, general and
administrative expense	192,044	192,363	180,574
Gross Cruise Cost	911,842	914,330	845,055
Less:
Commissions, transportation
and other expense	194,140	196,518	175,437
Onboard and other expense	68,411	68,411	63,965
Net Cruise Cost	649,291	649,401	605,653
Less: Fuel expense	88,886	88,886	81,672
Net Cruise Cost Excluding Fuel	560,405	560,515	523,981
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	823	823	791
Non-cash share-based compensation (2)	18,203	18,203	15,245
Severance payments and other fees (3)	2,399	2,399	2,030
Acquisition of Prestige expenses (4)	250	250	1,741
Adjusted Net Cruise Cost Excluding Fuel	$538,730	$538,840	$504,174

Capacity Days	4,030,616	4,030,616	3,990,942

Gross Cruise Cost per Capacity Day	$226.23	$226.85	$211.74
Net Cruise Cost per Capacity Day	$161.09	$161.12	$151.76
Net Cruise Cost Excluding Fuel per Capacity Day	$139.04	$139.06	$131.29
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$133.66	$133.69	$126.33

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(4) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended
	March 31,
	2017	2016

Net income	$61,910	$73,229
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	823	791
Non-cash share-based compensation (2)	18,203	15,245
Severance payments and other fees (3)	2,399	2,030
Acquisition of Prestige expenses (4)	250	1,741
Deferred revenue (5)	-	460
Amortization of intangible assets (6)	7,568	5,268
Derivative adjustment (7)	-	(12,096)
Adjusted Net Income	$91,153	$86,668
Diluted weighted-average shares outstanding	228,555,952	228,112,035
Diluted earnings per share	$0.27	$0.32
Adjusted EPS	$0.40	$0.38

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(4) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.
(5) Deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules, which are primarily included in passenger ticket revenue.
(6) Amortization of intangible assets related to the Acquisition of Prestige, which are included in depreciation and amortization expense.
(7) A gain of approximately $13.6 million for the fair value adjustment of a foreign exchange collar which did not receive hedge accounting and losses of approximately $(1.5) million for the dedesignation of certain fuel swaps.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):
	Three Months Ended
	March 31,
	2017	2016

Net income	$61,910	$73,229
Interest expense, net	52,960	59,754
Income tax expense	2,049	1,104
Depreciation and amortization expense	119,205	101,295
EBITDA	236,124	235,382

Other (income) expense, net (1)	2,815	(2,805)
Non-GAAP Adjustments:
Non-cash deferred compensation (2)	823	791
Non-cash share-based compensation (3)	18,203	15,245
Severance payments and other fees (4)	2,399	2,030
Acquisition of Prestige expenses (5)	250	1,741
Deferred revenue (6)	-	460
Adjusted EBITDA	$260,614	$252,844

(1) Primarily consists of gains and losses, net for derivative contracts and forward currency exchanges.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(4) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(5) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.
(6) Deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules, which are primarily included in passenger ticket revenue.

Investor Relations Contact
Andrea DeMarco
(305) 468-2339
InvestorRelations@nclcorp.com

Media Contacts
Vanessa Picariello
(305) 436-4713
PublicRelations@ncl.com